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                                                           EXHIBIT 11


                        THE QUAKER OATS COMPANY AND SUBSIDIARIES

                   STATEMENT RE COMPUTATION OF PER SHARE EARNINGS



                                                 March 31
                                                   1994      1993
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Calculation of Fully Diluted Earnings Per Share

Dollars in Millions (Except Per Share Data)

Income  Before Cumulative Effect of  Accounting         $  $193.4
Changes                                          208.0

Less:   Adjustments attributable to  conversion    (1.1)    (1.4)
of ESOP Convertible
  Preferred Stock

Income  Before Cumulative Effect of  Accounting  206.9     192.0
Changes Used for
  Fully Diluted Calculation

Cumulative Effect of Accounting Changes  -  Net    --      (115.5)
of Tax

Net Income Used for Fully Diluted Calculation           $  $76.5
                                                 206.9

Shares in Thousands

Average Number of Common Shares Outstanding      67,831    72,318

Plus Dilutive Securities:

 Stock Options                                    860      1,021

 ESOP Convertible Preferred Stock                1,340     1,355

Average  Shares  Outstanding  Used  for   Fully  70,031    74,694
Diluted
  Calculation

Fully   Diluted  Earnings  Per   Share   Before  $2.95     $2.57
Cumulative Effect of
  Accounting Changes

Fully  Diluted Cumulative Effect of  Accounting    --      (1.55)
Changes

Fully Diluted Earnings Per Share                 $2.95     $
                                                           1.02

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